Exhibit 99.1
FOR IMMEDIATE RELEASE 484.568.5001 Contact: Christopher J. Annas CAnnas@meridianbanker.com

George Collier Retires from Meridian Bank Board After 21 Years of Distinguished Service

Malvern, Pa. (April 23, 2026) - Meridian Bank announced today the retirement of George Collier from its Board of Directors, concluding a 21-year tenure marked by leadership, vision, and steadfast commitment to the Bank’s mission and growth.

A founding board member and initial investor, Collier played a pivotal role in shaping Meridian Bank into the community-focused financial institution it is today. His financial expertise and strategic guidance have been instrumental in supporting Meridian’s long-term stability and success.

As Executive Vice President, Chief Financial Officer, and Director of Streamlight, Inc., a leading manufacturer of high-performance lighting equipment for professional firefighting, law enforcement, industrial, and outdoor applications, Collier brought decades of financial leadership experience to his position on the board.

“George’s impact on Meridian Bank cannot be overstated,” said Meridian Bank President and CEO, Chris Annas. “As a founding director, he helped establish the strong foundation that continues to guide us. His insight, integrity, and dedication have left a lasting legacy on our organization and the communities we serve.”

Collier has served as a director of Meridian Bank since 2004, contributing thoughtful leadership and a steady hand through periods of growth and change. Meridian Bank extends its sincere gratitude to George Collier for his years of service and dedication, and wishes him all the best in his retirement.

About Meridian Bank
Meridian Bank, the wholly owned subsidiary of Meridian Corporation (Nasdaq: MRBK), serves Pennsylvania, New Jersey, Delaware, Maryland and Florida through a network of bank branches, mortgage and wealth management offices. Offering a full suite of financial products and services, Meridian specializes in business and industrial lending, retail and commercial real estate lending, electronic payments and wealth management solutions, along with a menu of high-yield depository products, all supported by robust online and mobile access. For additional information, visit www.meridianbanker.com. Member FDIC. Equal Housing Lender.